Heartland Bancshares, Inc. Announces 141 percent increase
in quarterly Net Income for Third Quarter 2004

Franklin, Ind. — November 5, 2004, Heartland Bancshares, Inc. IN (HRTB – OTC BB) announced that it recorded net income of $348,000 or $.25 per share for the third quarter of 2004 compared to net income of $144,000 or $.10 per share for the third quarter of 2003, an increase of 141 percent. Heartland’s net income for the nine months ended September 30, 2004 was $990,000 or $.71 per share compared to net income for the nine months ended September 30, 2003 of $242,000 or $.17 per share, an increase of 309 percent.

Net interest income increased to $1,763,000 in 2004 from $1,666,000 in 2003 for the quarter ended September 30. Net interest margin increased to 4.19 percent from 4.02 percent for the same time periods. Provision for loan losses was $0 in 2004 compared to $143,000 in 2003 for the quarter ended September 30. Noninterest income decreased to $455,000 in 2004 from $702,000 in 2003 for the quarter. Noninterest income includes $94,000 of gain on sale of mortgage loans in third quarter 2004 compared to $326,000 in the third quarter 2003. Noninterest expenses decreased to $1,708,000 for the third quarter 2004 from $2,049,000 for the third quarter 2003.

President Steve Bechman commented on the earnings for the quarter. “We are pleased to announce our continued positive trend in quarterly earnings. Our net interest margin benefited from higher volumes of loans, higher interest rates and lower volumes of non-performing assets.”

Heartland recorded net loan charge offs of $538,000 during the third quarter of 2004 causing total allowance for loan losses to decline to $2,793,000 or 2.27 percent of loans. The allowance was not replenished for the net charge offs because the amounts had been previously anticipated and allocated in the allowance. Non-performing assets totaled $2,120,000 or 1.13 percent of total assets at September 30, 2004, including $1,211,000 non-accrual loans, $190,000 loans past due 90 days or more and still accruing, $706,000 other real estate owned and $13,000 repossessed assets. Non-performing assets totaled $4,464,000 or 2.66% of total assets at December 31, 2003.

Chief Credit Officer John Morin commented on Heartland’s improvements in asset quality. “The entire lending staff continues to focus on improving asset quality and the September 30, 2004 numbers reflect their efforts.”

Total consolidated assets increased 12.09 percent to $188,230,000 at September 30, 2004 from the December 31, 2003 total of $167,929,000. Total loans increased to $123,295,000 at September 30, 2004 from $113,556,000 at December 31, 2003. Securities increased to $41,380,000 at September 30, 2004 from $35,108,000 at December 31, 2003. Total deposits increased to $158,502,000 at September 30, 2004 from $137,506,000 at December 31, 2003. Book value (shareholders’ equity) per share at September 30, 2004 was $9.62 compared to $9.00 at December 31, 2003.

Heartland Community Bank is the wholly owned subsidiary of Heartland Bancshares, Inc. and began banking operations December 17, 1997 in Johnson County, Indiana on the southern edge of the Indianapolis metro area.

Contact:  Steve Bechman, President or Jeff Joyce, CFO (317) 738-3915

HEARTLAND BANCSHARES, INC.
SELECT BALANCE SHEET DATA
September 30, 2004 and December 31, 2003
(Dollar amounts in thousands)
(Unaudited)

	September 30, 2004	December 31, 2003
Total cash and cash equivalents	$16,022	$10,717
Securities available-for-sale	41,380	35,108
Loans	123,295	113,556
Allowance for loan losses	2,793	3,301
Total assets	188,230	167,929
Total deposits	158,502	137,506
Total Liabilities	174,813	155,377
Shareholders' equity	13,416	12,552

HEARTLAND BANCSHARES, INC.
SELECTED INCOME STATEMENT DATA
Three and Nine Months ended September 30, 2004 and 2003
(Dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Interest income	$2,336	$2,315	$6,755	$7,010
Interest expense	573	649	1,641	2,188
Provision for loan losses	---	143	(200)	632
Noninterest income	455	702	1,444	1,801
Noninterest expense	1,708	2,049	5,248	5,651
Income tax expense/(benefit)	162	32	520	98
Net income	348	144	990	242
Basic earnings per share	.25	.10	.71	.17
Diluted earnings per share	.24	.10	.69	.17